Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, OFFERED FOR SALE, ASSIGNED OR TRANSFERRED UNLESS (a) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT, AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (B) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS ARE AVAILABLE.

AMENDED AND RESTATED CONVERTIBLE NOTE

$100,000.00	Issue Date: May 14, 2013
[Amended and Restated: July 25, 2014]
New York, New York

FOR VALUE RECEIVED, Newtown Lane Marketing, Incorporated, a Delaware corporation (the “Company”), promises to pay to the order of Ironbound Partners Fund, LLC (“Holder”), at 970 West Broadway, PMB 402, PO Box 30000, Jackson, Wyoming 83002 or such other address as instructed by Holder, the principal sum of one hundred thousand (US$100,000.00) dollars with interest thereon at the rate of five percent (5%) per annum. Interest as aforesaid shall be calculated on the basis of actual number of days elapsed over a year of 360 days.

The principal amount and all accrued interest of this Note is due on August 31, 2015, 2015 (the “Maturity Date”).

This Note is subject to the following additional provisions:

Section 1.           Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 3(a) hereof.

“Conversion Price” shall have the meaning set forth in Section 3(b).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note or as payment of interest, all in accordance with the terms hereof.

“Event of Default” shall have the meaning set forth in Section 5.

“Fundamental Transaction” shall have the meaning set forth in Section 3(a) hereof.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

Section 2.           Registration of Transfers and Exchanges.

(a)           Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same, No service charge will be made for such registration of transfer or exchange.

(b)           Reliance on Note Register. Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 3.           Conversion.

(a)           Optional Conversion. From and after the consummation of a “Qualified Financing” (as defined below),or upon the consummation of a business combination transaction (by merger, asset purchase, stock-swap or otherwise) with an entity that is engaged in an active trade or business (a “Fundamental Transaction”), then, upon the election of the Holder, the principal and accrued but unpaid interest payable hereunder may be converted into shares of Common Stock in accordance with the provisions of Section 3(b) and (c) hereof. The “Conversion Date” shall be deemed to be (a) in the event of an election to convert subsequent to a Qualified Financing, the date of delivery by the Holder of a conversion notice, or (b) in the event of the consummation of a Fundamental Transaction, the date such transaction is consummated. At least ten (10) days prior to the consummation of a Fundamental Transaction, the Company shall give the Holder written notice of the proposed consummation of a Fundamental Transaction. Within five (5) days of receipt of written notice of the proposed consummation of a Fundamental Transaction, Holder shall advise the Company if he elects to convert this Note in accordance with the provisions of Section 3(b) and (c) hereof. If Holder fails to deliver a conversion notice within such period, upon the closing of the Fundamental Transaction, the principal amount and all accrued interest of this Note shall be due and payable. For the purposes of the provision, a “Qualified Financing” shall mean the first sale of equity to an unaffiliated party yielding gross proceeds to the Company of at least $100,000.

(b)           Conversion Price. The conversion price shall be equal to the per share price attributable to the Company’s Common Stock in a Qualified Financing, or if no Qualified Financing shall have been consummated, the per share price in the Fundamental Transaction as determined in good faith by the Board of Directors of the Company (the “Conversion Price”).

(c)           Mechanics of Conversion

i.           Conversion Shares Issuable Upon Conversion of Principal Amount. The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the amount of this Note (including both principal and accrued but unpaid interest) to be converted by (y) the Conversion Price.

ii.           Delivery of Certificate Upon Conversion. Not later than five (5) Business Days after any Conversion Date, the Company will deliver to the Holder at an address in the United States (A) a certificate or certificates representing the Conversion Shares representing the number of shares of Common Stock being acquired upon the conversion of Note.

iii.           Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Note (after taking into account all existing issued and outstanding shares of Common Stock and all shares reserved for issuance under the Company’s issued and outstanding convertible securities), free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding principal amount and accrued interest under this Note. The Company covenants that all shares of Common Stock that are issuable upon conversion of this Note shall, upon issuance, be duly and validly authorized, issued and fully paid and nonassessable.

iv.           Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the fair market value of a share at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

v.           Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Notes so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 4.           Events of Default.

(a)           Event of Default. Wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.           any default in the payment of (A) the principal, or (B) interest on this Note as and when the same shall become due and payable which default is not cured within two (2) Trading Days after written notice from the Holder;

ii.           any representation or warranty made herein shall be untrue or incorrect in any material respect as of the date when made or deemed made; or

iii.           (i) there is commenced against the Company thereof a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company thereof which remains undismissed for a period of 60 days or a voluntary petition is made by the Company under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors; or (ii) the Company thereof is adjudicated by a court of competent jurisdiction insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (iii) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days.

(b)           Remedies Upon Event of Default. Upon the occurrence of an Event of Default specified in Sections 4(a)(i) or 4(a)(ii), Holder may, by written notice to the Company, declare this Note to be due and payable, whereupon the principal amount of this Note, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding. Upon the occurrence of an Event of Default specified in Section 4(a)(iii), the unpaid principal balance of, all accrued, unpaid interest thereon, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Holder. If an Event of Default occurs, the rate of interest applicable to the unpaid principal amount shall be adjusted to eighteen percent (18%) per annum from the Maturity Date (or such earlier date if the obligation to repay this Note is accelerated) until the date of repayment; provided, that in no event shall the interest rate exceed the maximum rate permitted by law.

Section 5.           Miscellaneous.

(a)           Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at 131 Columbia Turnpike, Suite 1, Florham Park, NJ 07932, attention: Chief Financial Officer, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email, at the email address of such Holder appearing on the books of the Company, by facsimile, sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile, telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)           Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(c)           Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof; and indemnity, if requested, all reasonably satisfactory to the Company.

(d)           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note, and any claim, controversy or dispute arising under or related to this Note, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state or federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)           Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

(f)           Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and due Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, binder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(g)           Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)           Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(i)           Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any accrued, unpaid interest and finally to the reduction of the unpaid principal balance of this Note

(j)           Prior Obligation This Note is being delivered to the Holder in substitution for a previous note issued by the Company to Holder as of the date set forth above (the “Prior Note”). The Prior Note provided for a maturity date of May 31, 2015 which has been extended above to August 31, 2015. This Note supersedes the Prior Note in all respects.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

NEWTOWN LANE MARKETING, INCORPORATED

By:	/s/ Arnold Kling
Arnold Kling, President